Clark, Wilson
Barristers & Solicitors
Patent & Trade-Mark Agents
800-885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax. 604.687.6314

Our File No.    23417-2 /d/ljm/556160.1

February 12, 2004

Heartland Oil & Gas Corp.
1500 - 885 West Georgia Street
Vancouver, B.C., V6V 3S8

Dear :
Re: Common Stock of Heartland Oil & Gas Corp. Registered on Form SB-2

We have acted as counsel to Heartland Oil & Gas Corp., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") in regards to the registration under the Securities Act of 1933 , as amended, of up to 1,534,430 shares of the Company’s common stock for resale by certain selling stockholders named in the Registration Statement. As further described in the Registration Statement, filed on February 12, 2004, the Company is registering for resale:

(a)        995,306 shares of our common stock which may be issued upon the conversion of Series A Convertible Preferred Stock, which were issued on January 13, 2004 in a private placement;

(b)       497,653 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placements; and

(c)       41,471 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in partial payment of placement fees.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(i)    the Financing Shares were duly and validly authorized and issued, fully paid and non-assessable;

(ii)    the Warrant Shares have been duly authorized and, if and when issued upon the exercise of the related warrants in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable; and

(iii)    the Placement Shares have been duly authorized and, if and when issued upon the exercise of the related warrants in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson

WLM/ ljm
www.cwilson.com
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